EXHIBIT 99.1



Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587
________________________________________________________________________________
FOR IMMEDIATE RELEASE                         Contact:      Robert C. White, CEO
April 22, 2003                                              (919)-556-5146

                          Wake Forest Bancshares, Inc.
                        ANNOUNCES SECOND QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., parent company of Wake Forest Federal Savings and Loan Association, (OTC Electronic Bulletin
Board: WAKE) announced today that the Company reported earnings of $285,650 or $0.25 per share for the quarter ended March 31, 2003, compared to earnings of $265,800 or $0.23 per share for the same quarter a year earlier. Earnings for the first six month's of the Company's fiscal year were reported at $587,150 or $0.51 per share versus $519,700 or $0.45 per share for the same six month period a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that he was pleased that the Company's quarterly and year-to-date results exceeded expectations. He cautioned that the Company's interest rate margins continue to be squeezed due to the Federal Reserve's current policy of historic low rates. The Company has made attempts to control its interest rate risk by ensuring that its interest-earning portfolios are relatively short in duration. The Company's net interest margin was 3.38% during the current quarter as compared to 3.27% a year earlier. In addition, soft economic conditions continue to hamper current loan demand and new home sales in the Company's primary lending area.

The Company had previously announced a quarterly dividend of $0.12 per share for shareholders of record as of March 31, 2003, payable on April 10, 2003. The current dividend represents the 28th consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares Inc.'s return on average assets was 1.29% for the current quarter. The Company's efficiency ratio was 40.60% for the current quarter, and at March 31, 2003, the Company's ratios of non-performing loans to total loans and non-performing assets to total assets equaled 2.03% and 2.27%, respectively. One large loan, which is adequately collateralized, accounted for substantially all of the increase in the Company's nonperforming ratios. The Company provided $160,000 in loan loss provisions during the current quarter and raised its percentage of loan loss allowances to total loans from 0.69% at the start of the quarter to 0.84% at March 31, 2003. The Company believes that it is adequately reserved for any possible loan losses. Total assets of the Company amounted to $88.6 million at March 31, 2003. Total net loans receivable and deposits outstanding at March 31, 2003 amounted to $69.1 million and $72.2 million, respectively.

Wake Forest Bancshares, Inc. has 1,145,496 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal Savings & Loan Association from its office in Wake Forest, (Wake County), North Carolina.